Exhibit 5.1

April 2, 2004

Board of Trustees
Colonial Properties Trust,
     as General Partner of Colonial Realty
     Limited Partnership
2101 Sixth Avenue North
Suite 750
Birmingham, Alabama 35202

Ladies and Gentlemen:

     We are acting as counsel to Colonial Realty Limited Partnership, a Delaware limited partnership (the “Partnership”), of which Colonial Properties Trust, an Alabama real estate investment trust (“CPT”), is the sole general partner, in connection with the Partnership’s registration statement on Form S-3, as amended (File No. 333-105329) (the “Registration Statement”), filed with the Securities and Exchange Commission relating to the proposed public offering of the Partnership’s unsecured debt securities that may be offered and sold by the Partnership from time to time as set forth in a prospectus and one or more supplements thereto, all of which form a part of the Registration Statement. This opinion letter is rendered in connection with the proposed public offering of $100,000,000 aggregate principal amount of the Partnership’s 4.80% Senior Notes due 2011 (the “Notes”) as described in a Prospectus dated December 1, 2003 (the “Base Prospectus”), as supplemented by a Prospectus Supplement dated March 30, 2004 (the “Prospectus Supplement”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

     For purposes of this opinion letter, we have examined copies of the following documents (the “Documents”):

1.	Executed copy of the Registration Statement.

2.	The Base Prospectus and the Prospectus Supplement.

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April 2, 2004

3.	Executed copy of the Indenture, dated as of July 22, 1996, as supplemented December 31, 1998 (the “Indenture”), between the Partnership and Deutsche Bank Trust Company Americas (formerly Bankers Trust Company), as trustee (the “Trustee”).

4.	Executed copy of the global certificate representing the Notes.

5.	Executed copies of the Underwriting Agreement and the Terms Agreement, each dated March 30, 2004 (collectively, the “Underwriting Agreement”) by and among the Partnership, Citigroup Global Markets Inc, Merrill Lynch, Pierce, Fenner & Smith Incorporated, PNC Capital Markets, Inc and Wells Fargo Brokerage Services, LLC.

6.	Certificate of Limited Partnership of the Partnership, as certified by the Office of the Secretary of State of the State of Delaware on March 26, 2004 and as certified as of the date hereof by the Assistant Secretary of CPT, in its capacity as general partner of the Partnership, as being complete, accurate and in effect.

7.	Third Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of October 19, 1999, as amended, certified as of the date hereof by the Secretary of CPT, in its capacity as general partner of the Partnership, as being complete, accurate and in effect.

8.	Declaration of Trust of CPT, as amended, as certified by the Secretary of State of the State of Alabama on March 23, 2004, and as certified by the Assistant Secretary of CPT as of the date hereof as being complete, accurate and in effect (subject to exceptions noted in such certification).

9.	Bylaws of CPT, as certified by the Assistant Secretary of CPT as of the date hereof as being complete, accurate and in effect.

10.	Resolutions of the Executive Committee of the Board of Directors of Colonial Properties Holding Company, Inc., as predecessor entity to CPT, adopted at a meeting held on July 2, 1996, relating to the Indenture, resolutions of the Board of

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April 2, 2004

Trustees of CPT adopted at a meeting held on April 24, 2003, relating to the filing by the Partnership of the Registration Statement and related matters, and resolutions adopted by written consent of the sole member of the Pricing Committee of the Board of Trustees of CPT on March 30, 2004, relating to the sale and authorization of the Notes by the Partnership and arrangements in connection therewith, each as certified by the Assistant Secretary of CPT on the date hereof as being complete, accurate and in effect.

11.	Opinion letter, of even date herewith, of Sirote & Permutt, P.C., special counsel to the Partnership in the State of Alabama.

     In our examination of the aforesaid Documents, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the accuracy and completeness of all of the Documents, the authenticity of all originals of the Documents and the conformity to authentic original documents of all of the Documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.

     For the purposes of this opinion letter, we have assumed that (i) the Trustee has all requisite power and authority under all applicable laws, regulations and governing the Documents to execute, deliver and perform its obligations under the Indenture and has complied with all legal requirements pertaining to its status as such status relates to the Trustee’s right to enforce the Indenture against the Partnership, (ii) the Trustee has duly authorized, executed and delivered the Indenture, (iii) the Trustee is validly existing and in good standing in all necessary jurisdictions, (iv) the Indenture constitutes a valid and binding obligation, enforceable against the Trustee in accordance with its terms, (v) there has been no material mutual mistake of fact or misunderstanding or fraud, duress or undue influence in connection with the negotiation, execution and delivery of the Indenture, and the conduct of all parties to the Indenture has complied with any requirements of good faith, fair dealing and conscionability, and (vi) there are and have been no agreements or understandings among the parties, written or oral, and there is and has been no usage of trade or course of prior dealing among the parties that would, in either case, define, supplement or qualify the terms of the Indenture. We also have assumed the validity and constitutionality of each relevant statute, rule, regulation and agency action covered by this opinion letter unless a reported decision of a federal court or a court in the applicable jurisdiction has established its

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April 2, 2004

unconstitutionality or invalidity.

     This opinion letter is based as to matters of law solely on applicable provisions of (i) the Delaware Revised Uniform Limited Partnership Act, as amended, (ii) the Alabama Real Estate Investment Trust Act of 1995 and (iii) the laws of the State of New York (but not including any laws, statutes, ordinances, administrative decisions, rules or regulations of any political subdivision of the State of New York), and we express no opinion herein as to any other laws, statutes, ordinances, rules or regulations (such as federal or state securities or “blue sky” laws). As used herein, the terms “Alabama Real Estate Investment Trust Act of 1995,” “Delaware Revised Uniform Limited Partnership Act” and “the laws of the State of New York” include the statutory provisions contained therein, all applicable provisions of the Alabama Constitution, the Delaware Constitution and the New York Constitution, respectively, and reported judicial decisions interpreting these laws. With respect to clause (iii) above, the opinion expressed herein is based on a review of those laws that, in our experience, are generally recognized as applicable to the transactions contemplated in the Documents. In rendering this opinion letter, we are relying, to the extent that the laws of Alabama are relevant (without any independent verification or investigation), upon the opinion letter of Sirote & Permutt, P.C., special counsel to the Partnership in the State of Alabama, described in paragraph 11 above, with respect to the matters addressed therein.

     Based upon, subject to and limited by the foregoing, we are of the opinion that, when authenticated, executed and delivered in accordance with the Indenture against payment of the consideration for the Notes specified in the Underwriting Agreement, the Notes will constitute valid and binding obligations of the Partnership.

     In addition to the qualifications, exceptions and limitations elsewhere set forth in this opinion letter, our opinions expressed above are also subject to the effect of: (1) bankruptcy, insolvency, reorganization, receivership, moratorium or other laws affecting creditors’ rights (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers and preferential transfers); and (2) the exercise of judicial discretion and the application of principles of equity including, without limitation, requirements of good faith, fair dealing, reasonableness, conscionability and materiality (regardless of whether the applicable agreements are considered in a proceeding in equity or at law).

     We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter. This opinion letter has been

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April 2, 2004

prepared for your use in connection with the filing by the Partnership of its Current Report on Form 8-K on the date hereof, which report will be incorporated by reference into the Registration Statement and speaks as of the date hereof.

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Board of Trustees
April 2, 2004

     We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the above-described Current Report on Form 8-K and to the reference to this firm under the caption “Legal Matters” in the Base Prospectus and Prospectus Supplement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ HOGAN & HARTSON L.L.P.

HOGAN & HARTSON L.L.P.